Exhibit 99.1

           U. S. STEEL CONSOLIDATES PRODUCTION FOR GREATER EFFICIENCY


     PITTSBURGH, Dec. 2, 2008 - United States Steel Corporation (NYSE: X)

announced today that as a result of the company's continuing review and analysis of market conditions and their impact on customers' orders, it is taking further steps to consolidate operations to safely and more efficiently meet customer demand including temporarily idling certain facilities. The facilities to be idled over the next several weeks are: Keetac, an iron ore mining and pelletizing facility in Keewatin, Minn.; Great Lakes Works near Detroit, Mich.;

and Granite City Works near St. Louis, Mo. Approximately 3,500 employees will be affected. The unions representing workers at these facilities have been notified of the temporary idling and Worker Adjustment and Retraining Notification Act

(WARN) notices will be filed.

     U. S. Steel plans to temporarily concentrate production at Mon Valley Works near Pittsburgh, Pa.; Gary Works in Gary, Ind.; Fairfield Works near Birmingham,

Ala.; and Lake Erie Works in Nanticoke, Ontario.

     "We believe that our difficult decision to temporarily consolidate our production is a necessary response to current market conditions," said U. S.

Steel Chairman and CEO John Surma.

                                      # # #

This release contains forward-looking statements with respect to market conditions and proposed operating practices. U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2007, and in subsequent filings for U. S. Steel.

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For more information about U. S. Steel, visit www.ussteel.com.